Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-13144 and 333-169239) pertaining to the Employee’s stock option plans of Compugen Ltd. and  Registration Statements on Form F-3 (No. 333-185910 and 333-198368) of our report dated March 12, 2015, with respect to the consolidated financial statements of Compugen Ltd. and the effectiveness of internal control over financial reporting of Compugen Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2014.

March 12, 2015	/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member of Ernst & Young Global